Exhibit 23.4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Pre-effective Amendment No. 1 to Post-effective Amendment No. 1 to the Registration Statement of American Realty Capital New York Recovery REIT, Inc. on Form S-11 [FILE NO. 333-163069] of our report dated July 23, 2010 with respect to our audit of the statement of revenues and certain expenses of 306 East 61st Street for the year ended December 31, 2009, which report appears in the Prospectus Supplement, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus Supplement.

/s/ Marcum llp

Marcum llp
Boston, Massachusetts
March 1, 2011